MELLON INSTITUTIONAL FUNDS INVESTMENT TRUST AND
                   MELLON INSTITUTIONAL FUNDS MASTER PORTFOLIO
                       (MELLON INSTITUTIONAL FUNDS ("MIF")

                       COMPLIANCE POLICIES AND PROCEDURES

                       CODE OF BUSINESS CONDUCT AND ETHICS

                                                                  Effective Date
                                                               November 26, 2003

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                                TABLE OF CONTENTS

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                                                                                                         PAGE NUMBER
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I.       Overview....................................................................................         2

II.      Purposes of the Code........................................................................         2

III.     Responsibilities of Covered Officers........................................................         3

         A.       Honest and Ethical Conduct.........................................................         3
         B.       Conflicts of Interest..............................................................         3
         C.       Use of Personal Fund Shareholder Information.......................................         5
         D.       Public Communications..............................................................         5
         E.       Compliance with Applicable Laws, Rules and Regulations.............................         5

IV.      Violation Reporting.........................................................................         5

         A.       Overview...........................................................................         5
         B.       How to Report......................................................................         6
         C.       Process for Violation Reporting to the Board.......................................         6
         D.       Sanctions for Code Violations......................................................         6

V.       Waivers from the Code.......................................................................         6

VI.      Amendments to the Code......................................................................         7

VII.     Acknowledgement and Certification of Adherence to the Code..................................         7

VIII.    Recordkeeping...............................................................................         7

IX.      Confidentiality.............................................................................         7

Appendices

     Appendix A:  Covered Officers and Definitions...................................................         8
     Appendix B:  Form of Certification..............................................................         9
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I.    OVERVIEW

This Code of Business Conduct and Ethics (the "Code") sets forth the legal and ethical standards of conduct for the principal executive officer and principal financial officer (the "Covered Officers"), of Mellon Institutional Funds Investment Trust and Mellon Institutional Funds Master Portfolio (collectively, the "Trust"). The Trust's Covered Officers are identified on Appendix A to this Code.

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission's (the "SEC") rules thereunder, the Board of Trustees of each Trust (collectively, the "Board") has implemented the Code to promote and demonstrate honest and ethical conduct in its Covered Officers.

The Covered Officers are also employees of Standish Mellon Asset Management Company LLC and/or The Boston Company Asset Management, LLC. (collectively, the "Adviser"). In addition to adhering to the Code, these individuals must comply with other Trust and Adviser policies and procedures, such as the Trust's code of ethics governing personal trading activities, as adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the "Investment Company Act").

The Trust's ethics compliance officer (the "Ethics Compliance Officer"), in consultation with counsel to the Trust, is primarily responsible for implementing and enforcing this Code. The Ethics Compliance Officer, in consultation with counsel to the Trust, has the authority to interpret the Code and its applicability to particular circumstances. Any questions about the Code should be directed to the Ethics Compliance Officer and counsel to the Trust. The Ethics Compliance Officer is not a Covered Officer under this Code. The Ethics Compliance Officer is identified on Appendix A to this Code.

II.   PURPOSES OF THE CODE

The purposes of the Code are to deter wrongdoing and to:

      - promote honest and ethical conduct among Covered Officers, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      - promote full, fair, accurate, timely and understandable disclosures in reports and documents that the Trust files with or submits to the SEC (and in other public communications from the Trust or any series of the Trust (a "Fund")) and that are within the Covered Officers' responsibilities;

      -     promote compliance with applicable laws, rules and regulations;

      - encourage the prompt internal reporting of violations of the Code to the Ethics Compliance Officer; and

      -     establish accountability for adherence to the Code.

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III.  RESPONSIBILITIES OF COVERED OFFICERS

A.    HONEST AND ETHICAL CONDUCT

It is the duty of every Covered Officer to encourage and demonstrate honest and ethical conduct, as well as adhere to and require adherence to the Code and any other applicable policies and procedures designed to promote this behavior. Covered Officers must at all times conduct themselves with integrity, putting first the interests of the shareholders of the Trust they serve.

Covered Officers also must, at all times, act in good faith, responsibly and with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated. Covered Officers also should responsibly use and control all Trust assets and resources entrusted to them.

Covered Officers may not discourage the reporting of, actual or apparent violations of the Code or applicable laws or regulations. Individuals that report in good faith suspected violations of the Code or applicable laws or regulations should not be adversely affected in employment or other matters for making such reports. Covered Officers should create an environment that encourages the exchange of information, including concerns of the type that this Code is designed to address.

B.    CONFLICTS OF INTEREST

A "conflict of interest" occurs when a Covered Officer's personal interests interfere with the interests of the Trust for which he or she serves as an officer. Covered Officers may not improperly use their position with the Trust for personal or private gain to themselves, their family, or any other person.

Certain conflicts of interest covered by this Code arise out of the relationships between Covered Officers and the Trust that already are subject to conflict of interest provisions in the Investment Company Act and the Investment Advisers Act of 1940, as amended. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as "affiliated persons" of the Trust. Covered Officers must comply with applicable laws and regulations. Therefore, any violations of existing statutory and regulatory prohibitions on individual behavior will also be deemed a violation of this Code.

As to conflicts arising from, or as a result of the advisory relationship between the Trust and the Adviser, of which the Covered Officers are also officers or employees, it is recognized by the Board that, subject to the Adviser's fiduciary duties to the Trust, the Covered Officers will in the normal course of their duties (whether formally for the Trust or for the Adviser, or for both) be involved in establishing policies and implementing decisions which may have different effects on the Adviser and the Trust. The Board recognizes that the participation of the Covered Officers in such activities is inherent in the contract relationship between the Trust and the Adviser and is consistent with the expectation of the Board of the performance by the Covered Officers of their duties as officers of the Trust.

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Covered Officers should avoid actual conflicts of interest, and appearances of conflicts of interest, between the Covered Officer's duties to the Trust and his or her personal interests. If a Covered Officer suspects or knows of a conflict or an appearance of one, the Covered Officer must immediately report the matter to the Ethics Compliance Officer and counsel for the Trust.

When actual, apparent or suspected conflicts of interest arise that have not been addressed or reported in connection with a Covered Officer, the Adviser's personnel aware of the matter should promptly contact the Ethics Compliance Officer and counsel for the Trust. There will be no reprisal against any person reporting in good faith an actual, apparent or suspected conflict of interest.

Upon receipt of a report of a possible conflict, the Ethics Compliance Officer and counsel to the Trust will take steps to determine whether a conflict exists. In so doing, the Ethics Compliance Officer and counsel to the Trust may take any actions they determine to be appropriate in their discretion and may use all reasonable resources, including retaining or engaging independent legal counsel, accounting firms or other consultants, subject to applicable law.(1) After full review of a report of a possible conflict of interest, the Ethics Compliance Officer and counsel to the Trust may determine that no conflict or reasonable appearance of a conflict exists. If, however, the Ethics Compliance Officer and counsel to the Trust determine that an actual conflict or appearance of a conflict exists, the Ethics Compliance Officer and counsel to the Trust will promptly inform the Chairman of the Independent Trustees of the conflict or appearance of a conflict and its proposed resolution in the best interests of the shareholders of the Trust. Absent any objection from the Independent Trustees, the Ethics Compliance Officer and counsel to the Trust will implement the proposed resolution. In lieu of determining whether a conflict exists, the Ethics Compliance Officer and counsel to the Trust may refer the matter to the Independent Trustees.

After receiving a report of a possible conflict of interest, the Ethics Compliance Officer and counsel to the Trust will discuss the matter with the person who reported it (and with the Covered Officer at issue, if different) for purposes of educating those involved on conflicts of interests (including how to detect and avoid them, if appropriate).

Appropriate resolution of conflicts may restrict the personal activities of the Covered Officer and/or his family, friends or other persons.

Neither (a) the determination that no conflict or reasonable appearance of a conflict exists nor (b) the disclosure and resolution of a conflict or appearance of a conflict as described above is considered to be a waiver of the Code's requirements.

Any questions about conflicts of interests, including whether a particular situation might be a conflict or an appearance of one, should be directed to the Ethics Compliance Officer and counsel to the Trust.

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(1) For example, retaining a Trust's independent accounting firm may require pre-approval by the Trust's audit committee.

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C.    USE OF PERSONAL FUND SHAREHOLDER INFORMATION

A Covered Officer may not use or disclose personal information about Fund shareholders, except in the performance of his or her duties for a Fund. Each Covered Officer also must abide by the Trust's and the Adviser's privacy policies under SEC Regulation S-P.

D.    PUBLIC COMMUNICATIONS

In connection with his or her responsibilities for or involvement with the Trust's public communications and disclosure documents (e.g., Fund shareholder reports, registration statements, press releases), each Covered Officer must provide information to Trust service providers (within the Adviser's organization or otherwise) and to government regulators and self-regulatory organizations that is accurate, complete, relevant and timely.

Further, within the scope of their duties, Covered Officers will endeavor to ensure full, timely, and accurate disclosure in Trust disclosure documents. Covered Officers involved in or responsible for the Trust's public disclosure documents will oversee, or appoint others to oversee, processes for the timely creation and review of the accuracy of public reports and regulatory filings. Each Covered Officer also will familiarize himself or herself with the disclosure requirements applicable to the Trust, to the extent necessary to fulfill his or her responsibilities as a Covered Officer, and will adhere to, and will promote adherence to, Trust and Adviser disclosure controls, processes and procedures, including the Adviser's disclosure controls and procedures, which govern the process by which Trust disclosure documents are created and reviewed.

To the extent that Covered Officers participate in the creation of a Fund's books and records, they must do so in a way that promotes the accuracy, fairness and timeliness of those records.

E.    COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS

In connection with his or her duties and within the scope of his or her responsibilities as a Covered Officer, each Covered Officer must comply with governmental laws, rules and regulations that apply to his or her role, responsibilities and duties with respect to the Trust ("Applicable Laws"). These requirements do not impose on Covered Officers any additional substantive duties. Additionally, Covered Officers should promote compliance with Applicable Laws.

If a Covered Officer knows of any material violations of Applicable Laws or suspects that such a violation may have occurred, the Covered Officer is expected to promptly report the matter to the Ethics Compliance Officer.

IV.   VIOLATION REPORTING

A.    OVERVIEW

Each Covered Officer must promptly report, and promote the reporting of, any known or suspected violations of the Code to the Ethics Compliance Officer and the counsel to the Trust.

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Examples of violations of the Code include, but are not limited to, the following:

      -     Unethical or dishonest behavior

      - Obvious lack of adherence to policies surrounding review and approval of public communications and regulatory filings

      -     Failure to report violations of the Code

      -     Material violations of Applicable Laws

      -     Failure to acknowledge and certify adherence to the Code

The Ethics Compliance Officer and counsel to the Trust have the authority to take any and all action he or she considers appropriate in his or her sole discretion to investigate known or suspected Code violations, including consulting with the Trust's Board, the independent Board members, a Board committee, independent legal counsel and/or counsel to the independent Board members. The Ethics Compliance Officer and counsel to the Trust also has the authority to use all reasonable resources to investigate violations, including retaining or engaging legal counsel, accounting firms or other consultants, subject to applicable law.

B.    HOW TO REPORT

Any known or suspected violations of the Code must be promptly reported to the Ethics Compliance Officer and counsel to the Trust.

C.    PROCESS FOR VIOLATION REPORTING TO THE BOARD

The Ethics Compliance Officer and counsel to the Trust will report any violations of the Code promptly to the Chairman of the Independent Trustees.

D.    SANCTIONS FOR CODE VIOLATIONS

Violations of the Code will be taken seriously. In response to reported or otherwise known violations, the Adviser and the Trust's Board may impose sanctions which they deem appropriate within the scope of their respective authority over the Covered Officer at issue. Sanctions imposed by the Adviser could include termination of employment. Sanctions imposed by the Trust's Board could include termination of association with the Trust.

V.    WAIVERS FROM THE CODE

A Covered Officer may request a waiver from the Code by transmitting a written request for a waiver to the Ethics Compliance Officer and counsel to the Trust.(2) The request must include the rationale for the request and must explain how the waiver would be in furtherance of the standards of conduct described in and underlying purposes of the Code.

The Ethics Compliance Officer and counsel to the Trust may grant waivers from the Code, as

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(2) There would not be a waiver of the Code if the Ethics Compliance Officer and counsel to the Trust determines that a matter is not a deviation from the Code's requirements or is otherwise not covered by the Code.

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appropriate, subject to and in furtherance of, the standards of conduct described in the Code. The Ethics Compliance Officer and counsel to the Trust must fully document their consideration of any waiver request, including the rationale for granting or denying the waiver and promptly report the grant of any waiver (including the identification of any implicit waiver) to the Chairman of the Independent Trustees. In connection with the report of an implicit waiver, the Ethics Compliance Officer and Trust will propose (a) a resolution of the underlying departure from the Code, and (b) if appropriate under the circumstances, measures to ensure prompt discovery of such a departure in the future. The Ethics Compliance Officer and counsel to the Trust will monitor the activities subject to the waiver, as appropriate, and for compliance with any terms of the waiver and any violation of the terms of a waiver shall be treated as a violation of this Code. In lieu of determining whether to grant a waiver, the Ethics Compliance Officer and counsel to the Trust may refer the matter to the Independent Trustees.

The Ethics Compliance Officer and counsel to the Trust will coordinate and facilitate any required public disclosures of any waivers granted or any implicit waivers.

VI.   AMENDMENTS TO THE CODE

The Ethics Compliance Officer and counsel to the Trust may amend the Code as appropriate subject to the approval of the Independent Trustees. The Ethics Compliance Officer and counsel to the Trust will coordinate and facilitate any required public disclosures of Code amendments.

VII.  ACKNOWLEDGEMENT AND CERTIFICATION OF ADHERENCE TO THE CODE

Each Covered Officer must sign a statement annually acknowledging that he or she has received a copy of the Code, as amended or updated, and confirming that he or she has complied with it (see Appendix B: Code Acknowledgement and Certification Form).

VIII. RECORDKEEPING

The Ethics Compliance Officer will create and maintain appropriate records regarding the implementation and operation of the Code, including records relating to conflicts of interest determinations and investigations of possible Code violations.

IX.   CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Ethics Compliance Officer, the Covered Officer, the Trust's Board and legal counsel.

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                                                                      APPENDIX A

                        COVERED OFFICERS AND DEFINITIONS

PRINCIPAL EXECUTIVE OFFICER

Individual holding the office of President of the Trust, or a person performing a similar function.

Patrick J. Sheppard serves as the President of the Trust and is a Covered
Officer.

PRINCIPAL FINANCIAL OFFICER

Individual holding the office of Treasurer of the Trust, or a person performing a similar function.

Steven M. Anderson serves as the Treasurer of the Trust and is a Covered
Officer.

ETHICS COMPLIANCE OFFICER

Barbara A. McCann serves as the Ethics Compliance Officer of the Trust.

REGISTERED MANAGEMENT INVESTMENT COMPANY

Registered investment companies other than a face-amount certificate company or a unit investment trust.

WAIVER

A waiver is an approval of an exemption from a Code requirement.

IMPLICIT WAIVER

An implicit waiver is the failure to take action within a reasonable period of time regarding a material departure from a requirement or provision of the Code that has been made known to the Ethics Compliance Officer and counsel to the Trust.

INDEPENDENT TRUSTEES

Those Trustees of the Trust who are not "interested persons" of the Trust or the Adviser as that term is defined in Section 2(a)(19) of the Investment Company Act.

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                                                                      APPENDIX B

                                  CERTIFICATION

                    Annual Acknowledgement and Certification of Obligations Under the Code of Business Conduct and Ethics

1. I acknowledge and certify that I am a Covered Officer under the Mellon Institutional Funds Code of Business Conduct and Ethics (the "Code") and therefore subject to all of its requirements and provisions.

2. I have read and understand the requirements and provisions set forth in the Code.

3.    I have adhered to the Code and will continue to adhere to the Code.

                              __________________________________________________
                              Signature                       Date

                              __________________________________________________
                              Print Name                      Title

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